Exhibit 99.1

GM FINANCIAL PRICES PRIVATE OFFERING OF $500 MILLION SENIOR NOTES DUE IN 2018

FORT WORTH, TEXAS, May 26, 2011 – GENERAL MOTORS FINANCIAL COMPANY, INC. (“GM Financial” or the “Company”) announced today that it has priced its private offering of $500 million of 6.75% Senior Notes due 2018 (the “Notes”). The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. persons under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes offering is expected to close on or about June 1, 2011, subject to customary closing conditions.

GM Financial plans to use approximately $71 million of the net proceeds from the offering of the Notes to redeem its outstanding 8.5% senior notes due in 2015, and the remaining net proceeds will be used for general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities s Act and applicable state securities laws.

This news release does not and will not constitute an offer to sell or the solicitation of any offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About GM Financial

General Motors Financial Company, Inc. provides auto finance solutions through auto dealers across the United States and Canada. GM Financial has approximately 3,000 employees, 800,000 customers and $9 billion in auto receivables and leases. The Company is a wholly-owned subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Transition Report on Form 10-K/T for the six month period ended December 31, 2010. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale vehicle values, reliance on warehouse financing and capital markets, the ability to continue to securitize loans, the continued availability of credit enhancement for securitization transactions on acceptable terms, fluctuating interest rates, competition, regulatory and legal changes, the high degree of risk associated with subprime borrowers, and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

Contact:

Caitlin DeYoung

(817) 302-7394

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